August 28, 2003


Phillips-Van Heusen Corporation
200 Madison Avenue
New York, New York 10016


Ladies and Gentlemen:


You have requested our opinion regarding the discussion of federal income tax consequences under the caption "Material Federal Income Tax Consequences -- Exchange of Notes" in the prospectus (the "Prospectus") that is included in the Registration Statement on Form S-4 (the "Registration Statement") of Phillips-Van Heusen Corporation (the "Company") being filed with the Securities and Exchange Commission concurrently herewith. The Prospectus relates to the Company's offer to exchange its 8 1/8% notes due 2013 for substantially identical notes (the "Exchange").

We have reviewed the Registration Statement (including the Prospectus) and such other materials as we have deemed necessary or appropriate as a basis for our opinion described therein, and have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations, pertinent judicial authorities, rulings of the Internal Revenue Service, and such other authorities as we have considered relevant to our opinion. In rendering this opinion, we have assumed, without independent investigation, the accuracy of all facts and information set forth in the Prospectus, and that the Exchange will be consummated in the manner described in the Prospectus.

Based upon the foregoing, it is our opinion that the discussion under the caption "Material Federal Income Tax Consequences -- Exchange of Notes" in the Prospectus correctly sets forth the material United States federal income tax consequences of the Exchange as of the date hereof.

We hereby consent to the use of our name under the captions "Material Federal Income Tax Consequences" and "Legal Matters" in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.





                                          Very truly yours,


                                          KATTEN MUCHIN ZAVIS ROSENMAN



                                     By:   /s/ Jill E. Darrow
                                           ---------------------------
                                                  A Partner